Filed Pursuant to Rule 433

Registration No. 333-254166

Issuer Free Writing Prospectus dated November 7, 2022

Relating to Preliminary Prospectus Supplement dated November 7, 2022 (the “Preliminary Prospectus Supplement”) to Prospectus

dated March 11, 2021

ORACLE CORPORATION

FINAL PRICING TERM SHEET

5.800% Notes due 2025 (“2025 Notes”)

Issuer:	Oracle Corporation

Principal Amount:	$1,000,000,000

Maturity:	November 10, 2025

Coupon:	5.800%

Price to Public:	99.869% of the principal amount

Interest Payment Dates:	May 10 and November 10, commencing May 10, 2023

Day Count Convention:	30/360

Benchmark Treasury:	4.250% due October 15, 2025

Benchmark Treasury Yield:	4.648%

Spread to Benchmark Treasury:	+120 basis points

Yield to Maturity:	5.848%

Optional Redemption:

Prior to November 10, 2025 (the maturity date of the 2025 Notes), Oracle Corporation may redeem the 2025 Notes at its option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(1)   (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined in the Preliminary Prospectus Supplement) plus 20 basis points, less (b) interest accrued to the date of redemption, and

(2)   100% of the principal amount of the 2025 Notes to be redeemed,

plus, in either case, accrued and unpaid interest thereon to the redemption date.

Trade Date:	November 7, 2022

Settlement Date:	November 9, 2022 (T+2)

CUSIP / ISIN Numbers:	68389X CF0 / US68389XCF06

Denominations:	$2,000 and multiples of $1,000 thereafter

Expected Ratings (Moody’s / S&P / Fitch):*	Baa2 (stable) / BBB (stable) / BBB (negative)

Joint Book-Running Managers:

BofA Securities, Inc.

Citigroup Global Markets Inc.

Goldman Sachs & Co. LLC

HSBC Securities (USA) Inc.

J.P. Morgan Securities LLC

BNP Paribas Securities Corp.

Deutsche Bank Securities Inc.

PNC Capital Markets LLC

SMBC Nikko Securities America, Inc.

Co-Managers:

NatWest Markets Securities Inc.

Santander Investment Securities Inc.

TD Securities (USA) LLC

BNY Mellon Capital Markets, LLC

Credit Agricole Securities (USA) Inc.

ING Financial Markets LLC

Standard Chartered Bank

6.150% Notes due 2029 (“2029 Notes”)

Issuer:	Oracle Corporation

Principal Amount:	$1,250,000,000

Maturity:	November 9, 2029

Coupon:	6.150%

Price to Public:	99.905% of the principal amount

Interest Payment Dates:	May 9 and November 9, commencing May 9, 2023

Day Count Convention:	30/360

Benchmark Treasury:	4.000% due October 31, 2029

Benchmark Treasury Yield:	4.317%

Spread to Benchmark Treasury:	+185 basis points

Yield to Maturity:	6.167%

Optional Redemption:

Prior to September 9, 2029 (two months prior to the maturity date (the “2029 Par Call Date”)), Oracle Corporation may redeem the 2029 Notes at its option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(1)   (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the 2029 Notes matured on the 2029 Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined in the Preliminary Prospectus Supplement) plus 30 basis points, less (b) interest accrued to the date of redemption, and

(2)   100% of the principal amount of the 2029 Notes to be redeemed, plus, in either case, accrued and unpaid interest thereon to the redemption date.

On or after the 2029 Par Call Date, Oracle Corporation may redeem the 2029 Notes, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the 2029 Notes being redeemed, plus accrued and unpaid interest thereon to the date of redemption.

Trade Date:	November 7, 2022

Settlement Date:	November 9, 2022 (T+2)

CUSIP / ISIN Numbers:	68389X CH6 / US68389XCH61

Denominations:	$2,000 and multiples of $1,000 thereafter

Expected Ratings (Moody’s / S&P / Fitch):*	Baa2 (stable) / BBB (stable) / BBB (negative)

Joint Book-Running Managers:

BofA Securities, Inc.

Citigroup Global Markets Inc.

Goldman Sachs & Co. LLC

HSBC Securities (USA) Inc.

J.P. Morgan Securities LLC

BNP Paribas Securities Corp.

Deutsche Bank Securities Inc.

PNC Capital Markets LLC

SMBC Nikko Securities America, Inc.

Co-Managers:

NatWest Markets Securities Inc.

Santander Investment Securities Inc.

TD Securities (USA) LLC

BNY Mellon Capital Markets, LLC

Credit Agricole Securities (USA) Inc.

ING Financial Markets LLC

Standard Chartered Bank

6.250% Notes due 2032 (“2032 Notes”)

Issuer:	Oracle Corporation

Principal Amount:	$2,250,000,000

Maturity:	November 9, 2032

Coupon:	6.250%

Price to Public:	99.824% of the principal amount

Interest Payment Dates:	May 9 and November 9, commencing May 9, 2023

Day Count Convention:	30/360

Benchmark Treasury:	2.750% due August 15, 2032

Benchmark Treasury Yield:	4.224%

Spread to Benchmark Treasury:	+205 basis points

Yield to Maturity:	6.274%
Optional Redemption:

Prior to August 9, 2032 (three months prior to the maturity date (the “2032 Par Call Date”)), Oracle Corporation may redeem the 2032 Notes at its option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(1)   (a)the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the 2032 Notes matured on the 2032 Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined in the Preliminary Prospectus Supplement) plus 35 basis points, less (b) interest accrued to the date of redemption, and

(2)   100% of the principal amount of the 2032 Notes to be redeemed,

plus, in either case, accrued and unpaid interest thereon to the redemption date.

On or after the 2032 Par Call Date, Oracle Corporation may redeem the 2032 Notes, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the 2032 Notes being redeemed, plus accrued and unpaid interest thereon to the date of redemption.

Trade Date:	November 7, 2022

Settlement Date:	November 9, 2022 (T+2)

CUSIP / ISIN Numbers:	68389X CJ2 / US68389XCJ28

Denominations:	$2,000 and multiples of $1,000 thereafter

Expected Ratings (Moody’s / S&P / Fitch): *	Baa2 (stable) / BBB (stable) / BBB (negative)

Joint Book-Running Managers:

BofA Securities, Inc.

Citigroup Global Markets Inc.

Goldman Sachs & Co. LLC

HSBC Securities (USA) Inc.

J.P. Morgan Securities LLC

BNP Paribas Securities Corp.

Deutsche Bank Securities Inc.

PNC Capital Markets LLC

SMBC Nikko Securities America, Inc.

Co-Managers:

NatWest Markets Securities Inc.

Santander Investment Securities Inc.

TD Securities (USA) LLC

BNY Mellon Capital Markets, LLC

Credit Agricole Securities (USA) Inc.

ING Financial Markets LLC

Standard Chartered Bank

6.900% Notes due 2052 (“2052 Notes”)

Issuer:	Oracle Corporation

Principal Amount:	$2,500,000,000

Maturity:	November 9, 2052

Coupon:	6.900%

Price to Public:	99.937% of the principal amount

Interest Payment Dates:	May 9 and November 9, commencing May 9, 2023

Day Count Convention:	30/360

Benchmark Treasury:	2.875% due May 15, 2052

Benchmark Treasury Yield:	4.355%

Spread to Benchmark Treasury:	+255 basis points

Yield to Maturity:	6.905%

Optional Redemption:

Prior to May 9, 2052 (six months prior to the maturity date (the “2052 Par Call Date”)), Oracle Corporation may redeem the 2052 Notes at its option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(1)   (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the 2052 Notes matured on the 2052 Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined in the Preliminary Prospectus Supplement) plus 40 basis points, less (b) interest accrued to the date of redemption, and

(2)   100% of the principal amount of the 2052 Notes to be redeemed plus, in either case, accrued and unpaid interest thereon to the redemption date.

On or after the 2052 Par Call Date, Oracle Corporation may redeem the 2052 Notes, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the 2052 Notes being redeemed, plus accrued and unpaid interest thereon to the date of redemption.

Trade Date:	November 7, 2022

Settlement Date:	November 9, 2022 (T+2)

CUSIP / ISIN Numbers:	68389X CK9 / US68389XCK90

Denominations:	$2,000 and multiples of $1,000 thereafter

Expected Ratings (Moody’s / S&P / Fitch):*	Baa2 (stable) / BBB (stable) / BBB (negative)

Joint Book-Running Managers:

BofA Securities, Inc.

Citigroup Global Markets Inc.

Goldman Sachs & Co. LLC

HSBC Securities (USA) Inc.

J.P. Morgan Securities LLC

BNP Paribas Securities Corp.

Deutsche Bank Securities Inc.

PNC Capital Markets LLC

SMBC Nikko Securities America, Inc.

Co-Managers:

NatWest Markets Securities Inc.

Santander Investment Securities Inc.

TD Securities (USA) LLC

BNY Mellon Capital Markets, LLC

Credit Agricole Securities (USA) Inc.

ING Financial Markets LLC

Standard Chartered Bank

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The Issuer has filed a registration statement (including a prospectus) and a preliminary prospectus supplement with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and prospectus supplement if you request it by contacting BofA Securities, Inc., Telephone: 1-800-294-1322; Citigroup Global Markets Inc., Telephone: 1-800-831-9146; Goldman Sachs & Co. LLC, Telephone: 1-866-471-2526; HSBC Securities (USA) Inc., Telephone: 1-866-811-8049; J.P. Morgan Securities LLC, Telephone: 1-212-834-4533, or by emailing Oracle Corporation’s Investor Relations at investor_us@oracle.com.

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